Exhibit 10.5

EXECUTION VERSION

EMPLOYMENT
AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 15th of October, 2015, with the employment to which it pertains beginning on 20th of October, 2014 (the “Effective Date” ), by and among David Monteith (“Employee”), residing at 14 Pleasant View Manor Road, Pittstown, NJ 08867; FLAMEL TECHNOLOGIES SA, a French Societe Anonyme with a principal office located at 33, avenue du Dr. Georges Levy, Parc Club du Moulin a Vent, 69200 Venissieux, France (“Flamel”); and ECLAT PHARMACEUTICALS, LLC, a Delaware limited liability company and affiliate of the Company with a principal office located at 702 Spirit 40 Park Drive, Suite 10 8, Chesterfield, MO 63005 (“Eclat”) together with Flamel (the “Company”).

W I T N E S S E T H

WHEREAS, Employee is a resident of the State of New Jersey; and

WHEREAS, the Company desires to employ Employee as its Vice President, Research and Development; and

WHEREAS, Employee desires to accept such employment with the Company on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       EMPLOYMENT TERMS

1.1.       Position.

(a)       Position at the Company. Employee shall act as Vice President, Research and Development for the Company and shall carry out such work reasonably required by the Company in the course of its business consistent with this position. Employee shall be allowed to work from his home in the Northern New Jersey metropolitan area, but shall also travel to and work from the Company’s offices in St. Louis, Missouri, Lyon, France and Dublin, Ireland, to the extent required and appropriate, with the costs associated with such travel borne by the Company. The Employee will devote substantially all of Employee’s business hours, and during such time will make the best use of Employee’s energy, knowledge, and training, to advancing the Company’s interests. The Employee will accept no other employment during his employment with the Company.

(b)       Confidentiality.

(i)       (A) To the fullest extent under applicable law, Employee agrees at all times during the term of this Agreement and for a period of five (5) years after termination of this Agreement, and any applicable extensions thereof, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform his obligations to the Company under this Agreement, and not to disclose to any person, firm, corporation or other entity without written authorization of the Chief Executive Officer, General Counsel or Board of Directors of the Company, any confidential information of the Company that Employee obtains or creates. Any breach of this obligation will be considered a material breach of this Agreement.

(B)       For the avoidance of doubt, confidential information shall not include information that (1) is or has been made generally available to the public through the disclosure thereof in a manner that was authorized by the Company and did not violate any common law or contractual right of the applicable party; (2) is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of the provisions hereof; or (3) was already in the possession of Employee without an obligation of confidentiality prior to becoming a party to this Agreement.

(c)       Non-Disparagement. Employee agrees not to disparage or otherwise refer to Company, its employees, officers or directors in an unfavorable manner before, during and after the term of this Agreement, including verbal remarks in public or private and written remarks in paper or electronic format (e.g., e-mail, Twitter, Facebook, etc). Violation of this provision will result in termination of Employment and any benefits paid hereunder Company, together with its employees, officers and directors, agrees not to disparage or otherwise refer to Employee in an unfavorable manner before, during and after the term of this Agreement, including verbal remarks in public or private and written remarks in paper or electronic format (e.g., e-mail, Twitter, Facebook, etc).

(d)       Non-Solicitation. For a period of one (1) year after the termination of this Agreement or Employee’s employment with the Company, Employee will not directly or indirectly solicit any Company employee to perform services for the Employee or for any other business or entity, whether as an employee, consultant, partner or participant in any such business or entity. This Section 1.1(d) shall cease to be applicable to any activity of the Employee from and after such time as the Company has ceased all business activities or has made a decision to cease all business activities.

1.2.       Duration. This term of this Agreement shall be one (1) year, beginning on the Effective Date, with the Agreement automatically renewing for successive one (1) year periods, unless Employee or the Company provides written notice to the other of his or its intention not to renew the Agreement at least thirty (30) days prior to the next upcoming expiration date. At the termination of this Agreement, Employee’s employment with the Company shall terminate simultaneously.

2.       COMPENSATION; BENEFITS

2.1.       Base Salary. The Company shall pay to Employee a gross annual base salary of Two Hundred Seventy-Five Thousand and 00/100 Dollars ($275,000) per year payable in accordance with the Company’s normal payroll practices as are in effect from time to time. The Company will review the base salary on or about the first of every year, and in the Company’s sole discretion, make any increases that the Company deems warranted. If the Employee’s base salary is increased, the new increased base salary will be the base salary for purposes of this Agreement.

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2.2.       Bonus. The Employee shall be eligible for an annual bonus of up to 40% of Employee’s base salary. Payment of the annual bonus will be based upon Employee’s achievement of certain business and individual performance objectives as well as the Company’s performance against the Company’s objectives.

2.3.       Stock Option.

(a)       Grant of Options. Upon approval of the Board of Directors, the Company has granted to Employee the option (“Option”) to purchase One Hundred Ten Thousand (110,000) shares of the Company’s common stock (“Option Shares”) in accordance with this Section 2.3 and the Company’s stock option plan (or other applicable plan), to the extent that such plan is not contrary to this Agreement.

(b)       Vestina. Employee shall vest in the Option Shares in accordance with the Company’s approved vesting schedule in accordance with the stock option plan (or other applicable plan).

(c)       Exercise of Option. The Option may be exercised as set forth in the Company’s stock option plan (or other applicable plan). All shares of the Company’s common stock issuable upon the exercise of the Option shall, when issued, be validly issued, fully paid and non-assessable.

2.4.       Insurance and Benefits.

(a)       Plan Participation. The Company shall facilitate Employee’s and his family’s participation in any group medical, health, vision, dental, hospitalization, and accident insurance, retirement, pension, disability, or similar welfare or pension plan or program of the Company now existing or hereafter established. Employee acknowledges that the current insurance plans are offered through Eclat and are subject to reasonable changes at the business discretion of the Company and/or Eclat.

(b)       Vacation and Paid Time Off. Employee shall be eligible for paid vacation and time off in accordance with the policies of the Company applicable to other employees at similar levels of authority (currently fifteen (15) days). Employee shall also be entitled to the Company’s usual and customary holidays, including two (2) floating holidays each year, to be taken at Employee’s discretion.

3.       TERMINATION

3.1.       Termination.

(a)       Nothing in this Agreement shall prevent the Company from terminating Employee’s employment with the Company at any time, with or without “Cause.” “Cause” means: (i) conviction of Employee or plea to a felony or crime involving moral turpitude; (ii) fraud, theft, or misappropriation by Employee of any asset or property of the Company, including, without limitation, any theft or embezzlement or any diversion of any corporate opportunity; (iii) breach of any of the material obligations contained in this Agreement; (iv) conduct by Employee materially contrary to the material policies of the Company; (v) material failure by Employee to meet the goals and objectives established by the Company; provided that Employee has failed to cure such failure within a reasonable period of time after written notice to him regarding such failure; or (vi) conduct by Employee that results in a material detriment to the Company, its program, or goals or is inimical to the Company’s reputation and interests; provided that Employee has failed to cure such failure within a reasonable period of time after written notice to him regarding such conduct. Any reoccurrence of such acts constituting Good Cause within one (1) year of the original occurrence will require no such pre-termination right of the Employee to cure.

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(b)       In the event that Employee desires to resign from the Company, he shall promptly give the Company written notice of the date that such resignation will be effective, provided that the notice period shall be no less than thirty (30) days.

(c)       In the event that the Company desires to terminate Employee’s employment, with or without Cause, the Company shall promptly give Employee written notice of the date that such termination will be effective, provided that the notice period shall be no less than thirty (30) days.

3.2.       Severance. If Employee’s employment with the Company is terminated by the Company for any reason other than for Cause, including non-renewal of this Agreement by the Company, the Company shall pay to Employee a severance indemnity of: (i) severance pay equal to Employee’s then-current base salary, paid in continuous payments in accordance with the Company’s normal payroll practices for a period of twelve (12) months; and (ii) all accrued but unpaid vacation, expense reimbursement, wages and other benefits due to Employee under any Company provided plans, policies and arrangements; and (iii) if Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company will pay for Employee’s COBRA premiums for such coverage (at coverage levels in effect immediately prior to Employee’s termination) until the earlier of: (A) a period of twelve (12) months from the date of termination or (B) the date upon which Employee becomes covered under similar plans. Employee’s receipt of the Severance Indemnity is conditioned upon his and the Company’s execution of a reasonable settlement agreement governing the termination of the employment relationship between Employee and the Company. All payments set forth in this Section 3.2(i), (ii) and (iii) are defined as (the “Severance Indemnity”).

4.       MISCELLANEOUS

4.1.       Entire Agreement. This Agreement (including any exhibits hereto) supersedes any and all other understandings and agreements, either oral or in writing, among the parties with respect to the subject matter hereof and constitutes the sole agreement among the parties with respect to the subject matter hereof.

4.2.       Severability. If any term or provision of this Agreement or any application of this Agreement shall be declared or held invalid, illegal, or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality, or unenforceability, and the validity, legality, and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

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4.3.       Survival. Notwithstanding expiration or termination of this Agreement, Sections 1.1(b), 1.1(c), 1.1(d), 2.3 and Section 4 shall survive such expiration or termination.

4.4.       Interpretation of Agreement.

(a)       Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection, or paragraph hereof; (ii) words importing the masculine gender shall include the feminine and neuter genders and vice versa; and (iii) words importing the singular shall include the plural, and vice versa.

(b)       All parties to this Agreement have participated fully in the negotiation of this Agreement. This Agreement has been prepared by all parties equally, and is to be interpreted according to its terms. No inference shall be drawn that the Agreement was prepared by or is the product of any particular party or parties.

4.5.       Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Missouri, without giving effect to the principles of choice or conflicts of laws thereof. Each of the parties hereto consents and agrees to the exclusive personal jurisdiction of any state or federal court sitting in the State of Missouri, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein, and agrees that any dispute concerning the conduct of any party in connection with this Agreement shall be heard only in the courts described above.

4.6.       Binding Arbitration.

(a)       All disputes arising under this Agreement or arising out of or relating to Employee’s employment relationship with the Company shall be submitted to final and binding arbitration. Arbitration of such matters shall proceed consistent with the National Rules for the Resolution of Employment Disputes as established by the American Arbitration Association. Venue for any arbitration shall be St. Louis, Missouri or any other location mutually agreed upon by Employee and the Company.

(b)       The arbitration shall be conducted using the Expedited Procedures of the AAA Rules, regardless of the amount in dispute.

(c)       The disputing parties shall agree on an arbitrator qualified to conduct American Arbitration Association (“AAA”) arbitration. If the disputing parties cannot agree on the choice of arbitrator, then each party shall choose one independent arbitrator. The two arbitrators so chosen shall jointly select a third arbitrator, who shall conduct the arbitration.

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(d)       All disputes relating to this Agreement shall be governed by the laws of the State of Missouri, and the arbitrator shall apply such law without regard to the principles of choice or conflicts of laws thereof.

(e)       All aspects of the arbitration shall be treated as confidential.

(f)       The prevailing party, as determined by the arbitrator, shall recover his or its reasonable costs and attorneys’ fees associated with the arbitration. The non-prevailing party shall be liable for the arbitrator’s fees and costs.

(g)       The decision of the arbitrator shall be final, and the parties agree to entry of such decision as judgments in all courts of appropriate jurisdiction.

4.7.       Amendments. This Agreement shall not be modified or amended except by a writing signed by all of the parties.

4.8.       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each party hereto.

4.9.       No Assignment.

(a)       This Agreement and all of Employee’s rights and obligations hereunder are personal to Employee and may not be transferred or assigned by him at any time, except that any assets accruing to Employee in connection with this Agreement shall accrue to the benefit of Employee’s heirs, executors, administrators, successors, permitted assigns, trustees, and legal representatives.

(b)       The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with merger, consolidation or sale or transfer of all or substantially all of the Company’s assets to such entity.

4.10.       Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions. No waiver of any provision of this Agreement or of any right or benefit arising hereunder shall be deemed to constitute or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly so provided in writing.

4.11.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be conveyed by facsimile or other electronic transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or other electronic transmission; provided, that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

[Signature page follows].

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THE COMPANY

FLAMEL TECHNOLOGIES, SA

By:	/s/ Phil Thompson
Name:	Phil Thompson
Title:	Sr. Vice President, General Counsel and Corporate Secretary

ECLAT PHARMACEUTICALS, LLC

By:	/s/ Phil Thompson
Name:	Phil Thompson
Title:	General Counsel

EMPLOYEE

By:	/s/ David Monteith
Name:	David Monteith
Title:	Vice President, Research and Development